Registration Nos. 333-168355

333-186754

As filed with the Securities and Exchange Commission on June 5, 2018

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

EACH IDENTIFIED

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Jacksonville Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	36-4670835
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

450 West Side Square

Carlinville, Illinois 62626

(217) 854-2674

(Address, including zip code, and telephone number,

including area code, of registrant's principal executive offices)

Jacksonville Savings Bank 2001 Stock Option Plan

Jacksonville Savings Bank 1996 Stock Option Plan

Jacksonville Savings Bank 401(k) Profit Sharing Plan and Trust

Jacksonville Bancorp, Inc. 2012 Stock Option Plan

(Full title of plan)

James T. Ashworth

President

CNB Bank Shares, Inc.

450 West Side Square

Carlinville, Illinois 62626

(217) 854-2674

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement relates to each Registration Statement on Form S-8 filed on July 28, 2010 (File No. 333-168355), and February 20, 2013 (File No. 333-186754), and is being filed for the sole purpose of removing from registration any unsold shares of Jacksonville Bancorp, Inc.’s (the “Registrant”) common stock (“Common Stock”), and any related plan interests previously registered under any of the foregoing registration statements and that may have been acquired by the Registrant’s employees pursuant to elective purchases of Common Stock under the Jacksonville Savings Bank 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”), and any unsold shares of the Registrant’s Common Stock that may have been issuable pursuant to the Jacksonville Savings Bank 1996 Stock Option Plan (the “1996 Plan”), the Jacksonville Savings Bank 2001 Stock Option Plan (the “2001 Plan”), or the Jacksonville Bancorp, Inc. 2012 Stock Option Plan (the “2012 Plan”).

On June 4, 2018, pursuant to the Agreement and Plan of Merger, dated as of January 17, 2018, among CNB Bank Shares, Inc. (“CNB”), the Registrant and CNB Acquisition, Inc., CNB Acquisition, Inc. merged with and into the Registrant, with the Registrant as the surviving corporation (the “Merger”). Following the Merger, the Registrant was dissolved and liquidated into CNB, with CNB continuing as the surviving corporation. As a result of the Merger, Registrant has terminated all offerings of its Common Stock under the 1996 Plan, the 2001 Plan and the 2012 Plan, and no shares of the Registrant’s Common Stock are reserved for future issuance under the 1996 Plan, the 2001 Plan or the 2012 Plan. Further, the Registrant has terminated all offerings of its Common Stock and related plan interests under the 401(k) Plan, and no shares of the Registrant’s Common Stock are reserved for future issuance under the 401(k) Plan.

In accordance with the undertakings made by the Registrant in the foregoing registration statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities registered with respect to 1996 Plan, the 2001 Plan, the 2012 Plan, and the 401(k) Plan, which remain unsold and unissued under the foregoing registration statements in connection therewith as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CNB Bank Shares, Inc. (as successor to the Registrant) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in Carlinville, Illinois, on this 5th day of June, 2018. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

JACKSONVILLE BANCORP, INC.
(on behalf of itself and as Plan Administrator)

By: CNB BANK SHARES, INC.
(as successor to Jacksonville Bancorp, Inc.)

By:	/s/ James T. Ashworth
James T. Ashworth
President
(principal executive officer)